Exhibit 99.1
Terry Balluck
972-281-1397
terry.balluck@kcc.com

KIMBERLY-CLARK ANNOUNCES FIRST QUARTER 2021 RESULTS
DALLAS, April 23, 2021-Kimberly-Clark Corporation (NYSE: KMB) today reported first quarter 2021 results.
Executive Summary
•First quarter 2021 net sales of $4.7 billion decreased 5 percent compared to the year-ago period, including an organic sales decline of 8 percent.
•Diluted net income per share for the first quarter was $1.72 in 2021 and $1.92 in 2020.
•First quarter adjusted earnings per share were $1.80 in 2021 compared to $2.13 in 2020. Adjusted earnings per share exclude certain items described later in this news release.
•Diluted net income per share for 2021 is anticipated to be $6.65 to $7.15.
•The company is now targeting full-year 2021 organic sales growth of 0 to 1 percent and adjusted earnings per share of $7.30 to $7.55. The prior outlook was for organic sales growth of 1 to 2 percent and adjusted earnings per share of $7.75 to $8.00. The updated earnings outlook reflects significantly higher input cost inflation and lower sales volumes, partially offset by higher net selling prices and additional cost savings.
Chairman and Chief Executive Officer Mike Hsu said, “Our first quarter results and updated outlook reflect a volatile and challenging environment. First quarter comparisons were impacted by COVID-19 related stock up in the year-ago period, consumer tissue category softness and commodity inflation. We also experienced temporary supply chain disruptions related to severe weather conditions in the southern part of the United States. Nonetheless, our market shares remain healthy overall as we leverage our enhanced commercial capabilities. In addition, we continue to achieve strong cost savings, return cash to shareholders and are taking decisive actions to mitigate commodity headwinds.”
Hsu continued, “Looking ahead, we will continue to execute K-C Strategy 2022, focus on further improving our market positions and invest for long-term success. While our updated outlook reflects a more challenging near-term environment, our business remains fundamentally healthy and we are confident in our strategies to create long-term shareholder value.”
First Quarter 2021 Operating Results
Sales of $4.7 billion in the first quarter of 2021 decreased 5 percent versus the prior year. The Softex Indonesia acquisition increased sales 2 percent and changes in foreign currency exchange rates increased sales slightly. Volumes declined 10 percent compared to an increase of more than 8 percent in the year-ago period, while net selling prices and product mix each improved 1 percent.
The volume comparison reflects increased shipments in the year-ago period to support consumer stock up related to the outbreak of COVID-19. The stock up impacted all business segments, in particular consumer tissue, and all major geographies. In addition, volumes in North American consumer products in 2021 were negatively impacted by supply chain disruptions related to severe weather conditions that occurred in February in the southern part of the United States. The disruptions included the temporary shutdown of several company manufacturing facilities and reduced availability of raw materials from suppliers, mostly impacting the company’s personal care segment.
In North America, organic sales decreased 10 percent in consumer products and 8 percent in K-C Professional. Outside North America, organic sales were down 1 percent in developing and emerging (D&E) markets and 14 percent in developed markets.
First quarter operating profit was $770 million in 2021 and $904 million in 2020. Results in both periods include charges related to the 2018 Global Restructuring Program. First quarter adjusted operating profit was $804 million in 2021 and $997 million in 2020. Results were impacted by lower sales volumes and $135 million of higher input costs, driven by pulp, other materials and distribution costs. Other manufacturing costs were higher, including costs related to COVID-19 and inefficiencies from lower production volumes, and foreign currency transaction effects also negatively impacted the comparison. Results benefited from higher net selling prices, $65 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $40 million of cost savings from the 2018 Global Restructuring Program. Marketing, research and general expenses were lower year-on-year, driven by administrative costs.
The first quarter effective tax rate was 20.9 percent in 2021 and 23.6 percent in 2020. The first quarter adjusted effective tax rate was 20.9 percent in 2021 and 23.2 percent in 2020. The rate in 2021 benefited from certain planning initiatives. Kimberly-Clark’s share of net income of equity companies in the first quarter was $39 million in 2021 and $38 million in 2020.
Cash Flow and Balance Sheet
Cash provided by operations in the first quarter was $321 million in 2021 and $704 million in 2020. The decrease was driven by higher working capital, including payments for accrued expenses, and lower earnings. Capital spending for the first quarter was $298 million in 2021 and $352 million in 2020. First quarter 2021 share repurchases were 1.3 million shares at a cost of $175 million. Total debt was $8.8 billion at March 31, 2021 and $8.4 billion at the end of 2020.
First Quarter 2021 Business Segment Results
Personal Care Segment
First quarter sales of $2.5 billion increased 2 percent. The Softex Indonesia acquisition increased sales 4 percent while changes in currency rates reduced sales approximately 1 percent. Volumes decreased approximately 3 percent while product mix improved 1 percent. First quarter operating profit of $481 million decreased 9 percent. Results were impacted by input cost inflation, lower volumes, other manufacturing cost increases and unfavorable currency transaction effects. The comparison benefited from cost savings, improved product mix and lower general and administrative costs.
Sales in North America decreased 7 percent. Volumes fell approximately 7 percent, driven by the previously mentioned supply chain disruptions, and were down in all major product categories.
Sales in D&E markets increased 12 percent. The Softex Indonesia acquisition increased sales by 11 percent while changes in currency rates reduced sales 5 percent. Volumes rose 4 percent and the combined impact of changes in net selling prices and product mix increased sales 2 percent. Organic sales increased in Brazil, China, Eastern Europe, India and South Africa, but declined in Israel and most of the rest of Latin America.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 5 percent. Changes in currency rates increased sales 9 percent. Volumes fell 5 percent while product mix improved 1 percent.
Consumer Tissue Segment
First quarter sales of $1.5 billion decreased 12 percent. Volumes declined approximately 14 percent while changes in currency rates increased sales about 1 percent. The volume comparison reflects increased shipments in the year-ago period to support consumer stock up related to the outbreak of COVID-19, along with category softness in 2021. First quarter operating profit of $269 million decreased 26 percent. The comparison was impacted by lower organic sales, higher input costs and other manufacturing cost increases. Results benefited from cost savings, lower advertising spending and reduced general and administrative costs.
Sales in North America decreased 14 percent. Volumes fell 14 percent and product mix was down 2 percent, while net selling prices improved 2 percent. The volume decline reflects stock up in the year-ago period and category softness in 2021, primarily in bathroom and facial tissue.
Sales in D&E markets decreased 11 percent including a 2 point negative impact from changes in currency rates. Volumes fell 10 percent and net selling prices were down 2 percent, while product mix improved 1 percent. The Softex Indonesia acquisition increased sales 2 percent.
Sales in developed markets outside North America decreased 10 percent. Volumes declined 16 percent, driven by Western/Central Europe, and net selling prices were down 1 percent. Changes in currency rates increased sales 7 percent.
K-C Professional (KCP) Segment
First quarter sales of $0.8 billion decreased 11 percent. Volumes declined 21 percent, including the impacts of lower away from home demand and challenging business conditions. Net selling prices increased 7 percent, product mix improved 2 percent and changes in currency rates increased sales 1 percent. First quarter operating profit of $126 million decreased 30 percent. The comparison was impacted by lower volumes, higher input costs and other manufacturing cost increases. Results benefited from increased net selling prices, cost savings, lower general and administrative costs and improved product mix.
Sales in North America decreased 8 percent. Volumes were down 18 percent, while net selling prices rose approximately 8 percent and product mix improved 3 percent. Sales were down significantly in washroom products. Sales increased double-digits in wipers, safety and other products, mostly due to higher net selling prices and favorable product mix.
Sales in D&E markets decreased 18 percent including a 2 point negative impact from changes in currency rates. Volumes fell 21 percent, with significant declines in all major geographies, while net selling prices increased 5 percent.
Sales in developed markets outside North America were down 14 percent. Volumes decreased 30 percent, driven by Western/Central Europe, while net selling prices increased 7 percent and product mix improved 2 percent. Changes in currency rates increased sales 7 percent.

2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate about 1 percent of company net sales.
The restructuring is expected to be completed in 2021. Total restructuring charges are anticipated to be $2,000 to $2,100 million pre-tax ($1,490 to $1,570 million after tax). The company expects the program will generate annual pre-tax cost savings of $540 to $560 million by the end of 2021. Through the first quarter of 2021, the company has incurred cumulative restructuring charges of $1,855 million pre-tax ($1,380 million after tax) and generated cumulative savings of $465 million.
2021 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2021:
•Net sales increase 3 to 5 percent (prior assumption 4 to 6 percent).
•Organic sales increase 0 to 1 percent (prior target 1 to 2 percent). Versus the previous assumption, volumes are expected to be lower and net selling prices are expected to be higher.
•Foreign currency exchange rates favorable between 1 and 2 percent (no change).
•Softex Indonesia acquisition expected to increase sales 2 percent while exited businesses in conjunction with the 2018 Global Restructuring Program anticipated to reduce sales slightly (no change).
•Adjusted operating profit expected to decline 3 to 6 percent year-on-year (prior assumption similar, to up 2 percent).
•Benefits from higher net selling prices, partially offset by the impact of lower volumes.
•Key cost inputs expected to increase $900 to $1,050 million (previous estimate $450 to $600 million). The increased estimate is driven by polymer-based materials and pulp.
•Cost savings of $460 to $520 million, including $340 to $380 million from the FORCE program and $120 to $140 million from the 2018 Global Restructuring Program. The prior estimate was for total savings of $400 to $460 million.
•Adjusted earnings per share of $7.30 to $7.55 (previous outlook $7.75 to $8.00).
Prepared Management Remarks and Live Question and Answer Webcast
At approximately 7:00 a.m. (Central time) on April 23, 2021, the company will post management remarks (in PDF format) regarding its first quarter 2021 results and full-year 2021 outlook at www.kimberly-clark.com/investors. At 9:00 am (Central time) on April 23, 2021, the company will host a live question and answer session with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com/investors.

Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the charges for the 2018 Global Restructuring Program (mentioned elsewhere in this release) for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions also impact the year-over-year change in net sales.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, hold No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's nearly 150-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.

As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future business performance, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak), epidemics, the prices and availability of our raw materials, supply chain disruptions due to COVID-19, severe weather conditions or government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, failure to realize the expected benefits or synergies from the Softex Indonesia acquisition, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2020.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended March 31
	2021	2020	Change
Net Sales	$4,743	$5,009	-5%
Cost of products sold	3,154	3,218	-2%
Gross Profit	1,589	1,791	-11%
Marketing, research and general expenses	815	873	-7%
Other (income) and expense, net	4	14	-71%
Operating Profit	770	904	-15%
Nonoperating expense	(6)	(11)	-45%
Interest income	1	2	-50%
Interest expense	(63)	(61)	+3%
Income Before Income Taxes and Equity Interests	702	834	-16%
Provision for income taxes	(147)	(197)	-25%
Income Before Equity Interests	555	637	-13%
Share of net income of equity companies	39	38	+3%
Net Income	594	675	-12%
Net income attributable to noncontrolling interests	(10)	(15)	-33%
Net Income Attributable to Kimberly-Clark Corporation	$584	$660	-12%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.73	$1.93	-10%
Diluted	$1.72	$1.92	-10%

Cash Dividends Declared	$1.14	$1.07	+7%

Common Shares Outstanding	March 31
	2021	2020
Outstanding shares as of	337.6	340.8
Average diluted shares for three months ended	339.4	344.1

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended March 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,154	$25	$3,129
Gross Profit	1,589	(25)	1,614
Marketing, research and general expenses	815	9	806
Operating Profit	770	(34)	804
Provision for income taxes	(147)	7	(154)
Effective tax rate	20.9%	—	20.9%
Net income attributable to noncontrolling interests	(10)	1	(11)
Net Income Attributable to Kimberly-Clark Corporation	584	(26)	610
Diluted Earnings per Share(a)	1.72	(0.08)	1.80

	Three Months Ended March 31, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,218	$70	$3,148
Gross Profit	1,791	(70)	1,861
Marketing, research and general expenses	873	23	850
Operating Profit	904	(93)	997
Provision for income taxes	(197)	18	(215)
Effective tax rate	23.6%	—	23.2%
Net income attributable to noncontrolling interests	(15)	1	(16)
Net Income Attributable to Kimberly-Clark Corporation	660	(74)	734
Diluted Earnings per Share(a)	1.92	(0.22)	2.13
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$320	$303
Accounts receivable, net	2,199	2,235
Inventories	1,956	1,903
Other current assets	668	733
Total Current Assets	5,143	5,174
Property, Plant and Equipment, Net	7,887	8,042
Investments in Equity Companies	349	300
Goodwill	1,820	1,895
Other Intangible Assets, Net	805	832
Other Assets	1,222	1,280
TOTAL ASSETS	$17,226	$17,523

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,274	$486
Trade accounts payable	3,152	3,336
Accrued expenses and other current liabilities	1,883	2,262
Dividends payable	385	359
Total Current Liabilities	6,694	6,443
Long-Term Debt	7,548	7,878
Noncurrent Employee Benefits	839	864
Deferred Income Taxes	698	723
Other Liabilities	673	718
Redeemable Preferred Securities of Subsidiaries	28	28
Stockholders' Equity
Kimberly-Clark Corporation	518	626
Noncontrolling Interests	228	243
Total Stockholders' Equity	746	869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,226	$17,523

2021 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended March 31
	2021	2020
Operating Activities
Net income	$594	$675
Depreciation and amortization	189	213
Asset impairments	3	—
Stock-based compensation	22	15
Deferred income taxes	(35)	(9)
Net (gains) losses on asset dispositions	4	7
Equity companies' earnings (in excess of) less than dividends paid	(39)	(38)
Operating working capital	(400)	(144)
Postretirement benefits	(15)	(14)
Other	(2)	(1)
Cash Provided by Operations	321	704
Investing Activities
Capital spending	(298)	(352)
Investments in time deposits	(159)	(105)
Maturities of time deposits	207	96
Other	5	2
Cash Used for Investing	(245)	(359)
Financing Activities
Cash dividends paid	(359)	(357)
Change in short-term debt	744	(282)
Debt proceeds	5	1,241
Debt repayments	(253)	(252)
Proceeds from exercise of stock options	10	108
Acquisitions of common stock for the treasury	(169)	(214)
Other	(30)	(24)
Cash Used for Financing	(52)	220
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7)	(28)
Change in Cash and Cash Equivalents	17	537
Cash and Cash Equivalents - Beginning of Period	303	442
Cash and Cash Equivalents - End of Period	$320	$979

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2021	2020	Change
NET SALES
Personal Care	$2,462	$2,422	+2%
Consumer Tissue	1,510	1,723	-12%
K-C Professional	752	848	-11%
Corporate & Other	19	16	N.M.
TOTAL NET SALES	$4,743	$5,009	-5%

OPERATING PROFIT
Personal Care	$481	$527	-9%
Consumer Tissue	269	365	-26%
K-C Professional	126	181	-30%
Corporate & Other(a)	(102)	(155)	N.M.
Other (income) and expense, net(a)	4	14	-71%
TOTAL OPERATING PROFIT	$770	$904	-15%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended March 31, 2021
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition(b)	Currency	Organic(c)
Personal Care	2	(3)	—	1	4	(1)	(2)
Consumer Tissue	(12)	(14)	—	(1)	—	1	(14)
K-C Professional	(11)	(21)	7	2	—	1	(13)
TOTAL CONSOLIDATED	(5)	(10)	1	1	2	—	(8)
(a)    Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.
(b)    Acquisition of Softex Indonesia.
(c)    Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2021

	Estimated Range
ESTIMATED FULL YEAR 2021 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$7.30	-	$7.55
Adjustment for charges related to the 2018 Global Restructuring Program	(0.65)	-	(0.40)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.65	-	$7.15

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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